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                                                              EXHIBIT 11



                               PORTLAND BREWING COMPANY
                      CALCULATION OF NET (LOSS) INCOME PER SHARE



                                                 YEAR ENDED DECEMBER 31,
                                                 -----------------------
                                                    1996         1995
                                                 ----------   ----------
Actual weighted average shares outstanding        2,070,141    1,793,162

Dilutive common stock options using the
 treasury stock method                                --          74,840
                                                 ----------   ----------
Total shares used in per share calculations       2,070,141    1,868,002
                                                 ==========   ==========
Net (loss) income                                $ (380,150)  $  238,849
                                                 ==========   ==========
Net (loss) income per share (1)                    $(0.18)       $0.13
                                                 ==========   ==========

(1) Fully diluted earning per share is not materially different from primary earnings per share in the periods presented.